MFA FINANCIAL, INC.

ARTICLES SUPPLEMENTARY

MFA Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”), that:

FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), the Corporation elects, notwithstanding any provision in its charter or Bylaws to the contrary, to be subject to Section 3-804(c) of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND:  The election to become subject to Section 3-804(c) of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

THIRD:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal, in its name and on its behalf by its President and Chief Financial Officer and attested by its Secretary on this 1st day of January, 2010.

ATTEST:	MFA FINANCIAL, INC.

/s/ Timothy W. Korth	By:	/s/ William S. Gorin	(SEAL)
Timothy W. Korth Secretary		William S. Gorin President and Chief Financial Officer